4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

BlueLinx Contacts:
Lynn Wentworth, CFO & Treasurer BlueLinx Holdings Inc. (770) 953-7505	Jim Storey, Investor Relations BlueLinx Holdings Inc. (770) 612-7169
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES FOURTH-QUARTER RESULTS
— Net Loss Totals $5.9 Million on 29% Revenue Decline Amid Housing-Related Slowdown —
— Gross Margin of 9.8% for Fourth Quarter and Full Year —
ATLANTA — February 13, 2007 — BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, today reported financial results for the fourth quarter and full year ended December 30, 2006.
The fourth-quarter net loss totaled $5.9 million, or $0.19 per diluted share, compared with net income of $14.5 million, or $0.48 per share, in the year-ago period, which benefited in part from stronger-than-expected seasonal demand in the aftermath of Hurricanes Katrina and Rita. Historically, fourth-quarter results are negatively impacted by the seasonal slowdown in construction.
Revenues for the fourth quarter decreased 29.3% to $940.3 million from $1.33 billion for the same period a year ago, reflecting a 37.5% drop in structural product sales and a 14.7% sales decline in specialty products. Approximately 50% of the decline in structural product sales resulted from unit volume, which fell 18.3% from a year ago, due to the home-construction-related demand slowdown. Specialty product unit volume decreased 15.4%, partially offset by increased prices. Overall unit volume for the company’s estimated end-use markets declined 16% for the period.
Gross profit for the fourth quarter totaled $92.5 million, down 34.1% from $140.4 million in the prior-year period. Gross margin contracted 80 basis points, to 9.8% from 10.6% a year ago, reflecting lower unit volume and margins associated with the decline in housing starts and lower wood-based structural product prices relative to last year. The 9.8% gross margin was consistent with the average gross margin for the first three quarters of 2006 as the company focused on maintaining wood-based structural product margins in a declining price environment. Total operating expenses of $92.0 million for the fourth quarter decreased $13.7 million, or 13.0%, from the same period a year ago, primarily reflecting decreases in variable compensation and lower payroll costs related to headcount reductions implemented in the third quarter. Operating income for the quarter was $0.6 million, compared with $34.7 million a year ago.
For the full year ended December 30, 2006, net income totaled $15.8 million, or $0.51 per diluted share, compared with $44.6 million, or $1.46 per share, for the prior year. Full-year results included an after-tax charge totaling $3 million, or $0.10 per share, related to the company’s mortgage refinancing. Sales for the year totaled

BlueLinx Q4’06 Press Release	Page 2 of 3
February 13, 2007
$4.90 billion, down 12.9% from $5.62 billion a year ago, reflecting lower structural product prices and unit volume that were slightly offset by a 1.0% increase in specialty product unit volume.
Gross profit decreased 6.4% to $479.8 million from $512.4 million for the prior year, translating to gross margins of 9.8% and 9.1% for 2006 and 2005, respectively. The increased gross margin for 2006 primarily resulted from the company’s focus on specialty product growth and effective management of structural products to maintain margins in a declining price environment. Total operating expenses of $402.3 million for the year increased $5.5 million, or 1.4%, from 2005, primarily reflecting $9.3 million in ongoing operating expenses associated with acquired companies Lane Stanton Vance and Austin Hardwoods, as well as $3.8 million in severance and other related expenses, partially offset by reductions in variable compensation and consulting costs.
“We faced a very challenging operating environment in the fourth quarter,” said Stephen Macadam, chief executive officer. “As a distributor of building products, we continued to experience a sharp drop in demand that began earlier in the year as housing starts continued their slowdown and prices for wood-based structural products remained sharply below year-ago levels. The fall-off in demand was exacerbated by ongoing inventory reductions throughout the supply chain, and by the normal seasonal business slowdown associated with the winter months.
“The 50% portion of our end-use markets not directly related to new home construction turned in a mixed performance, dragged down primarily by a 47% decline in manufactured housing from the hurricane-inflated levels of a year ago and in part by a sluggish repair and remodel segment,” Macadam said. “Overall, these other end-use markets declined 3.6% for the quarter.
“Against these headwinds, we continued to pursue our long-term growth strategy while aggressively managing costs,” Macadam continued. “We focused on positioning our specialty business for growth and managing our structural business for profitability. We achieved a 9.8% gross margin in a challenging price environment for both the quarter and the full year. Our full-year margin performance reflects an improvement of 70 basis points over the 9.1% gross margin for 2005. We also demonstrated our commitment to aggressively manage costs and working capital. Operating expenses declined 13% in the fourth-quarter from a year ago, largely a result of the decline in variable expenses associated with the business slowdown and our cost-reduction initiatives launched in the third quarter.
“As we move forward in 2007, we remain focused on providing dependable, high-quality service to our customers as the home construction industry works its way through this cyclical correction,” Macadam said. “The housing market shows no signs of improvement in the near future and the outlook for our other end-use markets remains mixed. Our objective is to continue positioning BlueLinx for long-term growth in what we expect will be a reduced-demand environment throughout the year. We plan to work toward this objective in 2007 by expanding margins through the continued growth of our specialty products business, by managing our structural business for profitability, and by aggressively managing costs.
“We remain confident in our ability to expand our specialty products distribution business in this environment,” Macadam said. “We added several top brand names in the fourth quarter including Hitachi power tools, Johns Manville and CertainTeed fiberglass insulation, and Columbia Forest Products hardwood plywood. These world-class manufacturers join a growing list of companies that we are proud to have as partners.”
Dividend
As previously reported, on January 22, 2007, the BlueLinx Board of Directors declared a $0.125 dividend on the company’s common shares for the quarter ended December 30, 2006. The dividend is payable on March 30, 2007, to shareholders of record on March 16, 2007.

BlueLinx Q4’06 Press Release	Page 3 of 3
February 13, 2007
Conference Call
BlueLinx will host a conference call today at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Investors may listen to the conference call and download the presentation by going to the Investor Relations page of the BlueLinx Web site at www.BlueLinxCo.com. Investors also can access a recording of the conference call for one week by calling (706)645-9291, Conference ID# 6939847. The recording will be available two hours after the conference call has concluded. Investors also can access a recording of this call on the BlueLinx Web site where a replay of the Webcast will be available for 90 days.
Use of Non-GAAP Measures
BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that presentation of certain non-GAAP measures, i.e., results excluding certain charges, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user’s overall understanding of the company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this news release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing more than 3,300 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. BlueLinx, which is on the Fortune 500 list of the nation’s largest companies, is traded on the New York Stock Exchange under symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that we distribute; the activities of competitors; changes in significant operating expenses; changes in the availability of capital; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; general economic and business conditions in the United States; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
-Tables to Follow-

BlueLinx Holdings Inc.
Statements of Operations
in thousands, except per share data

	Quarters Ended		Years Ended
	December	December	December	December
	30, 2006	31, 2005	30, 2006	31, 2005
	(unaudited)	(unaudited)	(unaudited)

Net sales	$940,249	$1,329,259	$4,899,383	$5,622,071
Cost of sales	847,743	1,188,866	4,419,576	5,109,632

Gross profit	92,506	140,393	479,807	512,439

Operating expenses:
Selling, general, and administrative	86,550	100,699	381,554	378,008
Depreciation and amortization	5,401	4,977	20,724	18,770

Total operating expenses	91,951	105,676	402,278	396,778

Operating income	555	34,717	77,529	115,661
Non-operating expenses:
Interest expense	10,659	11,105	46,164	42,311
Charges associated with mortgage refinancing	—	—	4,864	—
Other expense, net	337	128	320	186

Income (loss) before provision for (benefit from) income taxes	(10,441)	23,484	26,181	73,164
Provision for (benefit from) income taxes	(4,576)	8,946	10,349	28,561

Net income (loss)	(5,865)	14,538	15,832	44,603

Basic weighted average number of common shares outstanding	30,745	30,240	30,618	30,195

Basic net income (loss) per share applicable to common stock	$(0.19)	$0.48	$0.52	$1.48

Diluted weighted average number of common shares outstanding	30,745	30,551	30,779	30,494

Diluted net income (loss) per share applicable to common stock	$(0.19)	$0.48	$0.51	$1.46

Dividends declared per share of common stock	$0.125	$0.125	$0.50	$0.50

BlueLinx Holdings Inc.
Balance Sheets
in thousands

	December	December
	30 2006	31, 2005
	(unaudited)

Assets:
Current assets:
Cash	$27,042	$24,320
Receivables	307,543	399,093
Inventories	410,686	473,068
Deferred income taxes	9,024	6,678
Other current assets	44,948	44,909

Total current assets	799,243	948,068

Property, plant, and equipment:
Land and land improvements	56,985	56,521
Buildings	95,814	93,381
Machinery and equipment	61,955	54,200
Construction in progress	2,025	2,350

Property, plant, and equipment, at cost	216,779	206,452
Accumulated depreciation	(38,530)	(22,403)

Property, plant, and equipment, net	178,249	184,049
Other non-current assets	26,870	25,523

Total assets	$1,004,362	$1,157,640

Liabilities :
Current liabilities:
Accounts payable	$195,815	$327,004
Bank overdrafts	50,241	62,392
Accrued compensation	8,574	13,494
Current maturities of long-term debt	9,743	—
Other current liabilities	14,633	15,195

Total current liabilities	279,006	418,085

Noncurrent liabilities:
Long-term debt	522,719	540,850
Deferred income taxes	1,101	1,911
Other long-term liabilities	12,137	12,942

Total liabilities	814,963	973,788

Shareholders’ Equity:
Common stock	309	303
Additional paid in capital	138,066	132,346
Accumulated other comprehensive income	412	1,023
Retained earnings	50,612	50,180

Total shareholders’ equity	189,399	183,852

Total liabilities and equity	$1,004,362	$1,157,640

BlueLinx Holdings Inc.
Statements of Cash Flows
in thousands

	Years Ended
	December	December
	30, 2006	31, 2005
	(unaudited)

Cash flows from operating activities:
Net income	$15,832	$44,603
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	20,724	18,770
Amortization of debt issue costs	2,628	3,629
Charges associated with mortgage refinancing	4,864	—
Deferred income tax benefit	(3,700)	(368)
Stock-based compensation	3,137	2,170
Changes in assets and liabilities:
Receivables	94,113	(30,609)
Inventories	66,504	36,889
Accounts payable	(131,594)	56,605
Changes in other working capital	(5,780)	(12,746)
Other	(3,524)	5,994

Net cash provided by operating activities	63,204	124,937

Cash flows from investing activities:
Acquisitions, net of cash acquired	(9,391)	(16,908)
Property, plant, and equipment investments	(9,601)	(12,744)
Proceeds from sale of assets	822	1,153

Net cash used in investing activities	(18,170)	(28,499)

Cash flows from financing activities:
Issuance of common stock, net	—	8,548
Proceeds from stock options exercised	1,914	258
Excess tax benefits from stock-based compensation	891	71
Net decrease in revolving credit facility	(138,388)	(111,253)
Proceeds from new mortgage	295,000	—
Debt financing costs	(6,703)	(570)
Retirement of old mortgage	(165,000)	—
Prepayment fees associated with old mortgage	(2,475)	—
Increase (decrease) in bank overdrafts	(12,151)	30,359
Common dividends paid	(15,400)	(15,103)

Net cash used in financing activities	(42,312)	(87,690)

Increase in cash	2,722	8,748
Balance, beginning of period	24,320	15,572

Balance, end of period	$27,042	$24,320

BlueLinx Holdings Inc.
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
     in thousands, except per share data

	Quarters Ended		Years Ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of Net income before mortgage refinancing and Net income before mortgage refinancing per share:

Net Income	$(5,865)	$14,538	$15,832	$44,603
Reconciling Items:
Write-off of unamortized debt issuance costs	—	—	2,828	—
Termination penalty resulting from prepayment of old mortgage	—	—	1,650	—
Unamortized exit penalty resulting from prepayment of old mortgage	—	—	386	—

Charges associated with mortgage refinancing	—	—	4,864	—

Tax effect of reconciling items at 39.0%	—	—	(1,897)	—

Net income before mortgage refinancing(1)	$(5,865)	$14,538	$18,799	$44,603

Diluted weighted average number of common shares outstanding:	30,745	30,494	30,779	30,551

Diluted net income per share applicable to common stock	$(0.19)	$0.48	$0.51	$1.46
Reconciling Items:
Write-off of unamortized debt issuance costs	—	—	0.09	—
Termination penalty resulting from prepayment of old mortgage	—	—	0.06	—
Unamortized exit penalty resulting from prepayment of old mortgage	—	—	0.01	—

Charges associated with mortgage refinancing	—	—	0.16	—

Tax effect of reconciling items at 39.0%	—	—	(0.06)	—

Diluted net income before mortgage refinancing per share applicable to common stock(1)	$(0.19)	$0.48	$0.61	$1.46

Note (1) -- Net income before mortgage refinancing is a non-GAAP performance measure and is not intended to be a performance measure that should be regarded as an alternative to or more meaningful than GAAP net income.